PEARL MUTUAL FUNDS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

Effective June 23, 2003

Adopted by Board of Trustees of Pearl Mutual Funds on June 23, 2003

I. Covered Officers; Definitions.

A. Covered Officers. This code of ethics (“Code”) of Pearl Mutual Funds (the “Trust”), including each of its series of shares (each a “Fund” and collectively the “Funds”), applies to the Trust’s Principal Executive Officer, Principal Operating Officer, and Principal Financial Officer (the “Covered Officers”). The Covered Officers are set forth in Exhibit A, which shall be updated by the Secretary of the Trust whenever a change occurs.

B. Other Definitions. “Company” includes (individually and collectively) the Trust and each Fund. References to the Funds or to a Fund include the Trust unless the context clearly indicates otherwise. “Board” means the Trust’s Board of Trustees. “Investment adviser” and “adviser” include Pearl Management Company (“PMC”), the Funds’ Investment Manager. “He,” “him”, or “his” includes either gender.

II. Purposes of This Code. The purposes of this Code are to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with or submits to the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	Compliance with applicable laws and governmental rules and regulations;

•	Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

III. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest.

A. Overview. A conflict of interest occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer or a member of his family receives improper personal benefits as a result of his position with the Company.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company. The Company’s and the investment adviser’s compliance programs and procedures are designed to prevent, or to identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions of the Investment Company Act and the Investment Advisers Act. Section III.B provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

B. Examples of Conflicts of Interest under this Code. Each Covered Officer must:

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Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•	Not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

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Not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	Report at least annually the affiliations, relationships, and other information that the Company’s Directors and Officers Questionnaire covers.

C. Mandatory Discussion of Certain Conflict of Interest Situations. There are some conflict of interest situations that should always be discussed with, and should not proceed unless approved by, the Principal Executive Officer or (if the Principal Executive Officer is involved) the Audit Committee Chairperson. Examples of these include:

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Acceptance of any gift or other thing of more than $100 value (including but not limited to entertainment) from any person or entity that does business with or on behalf of a Company, or seeks to do business with or on behalf of the Company, Gifts in excess of this value will not be approved and must either be returned to the donor or paid for by the recipient. It is not the intent of this Code to prohibit the everyday courtesies of business life. Therefore, excluded from this prohibition are an occasional meal or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose. This paragraph is substantially the same as paragraph III.I of the Code of Ethics for the Trust and for PMC.

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Service as a member of the Board of Directors or Trustees of any business organization, other than a civic or charitable organization, without the prior written approval of the Principal Executive Officer or (if the Principal Executive Officer is involved) the Audit Committee Chairperson based on a determination that the Board service would not be inconsistent with the interests of the Company. If a Covered Officer is serving as a Board member, that Covered Officer shall not participate in making investment decisions for the Company relating to the securities of the business organization on whose Board he sits. This paragraph is substantially the same as paragraph III.J of the Code of Ethics for the Trust and for PMC.

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Any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its investment adviser, principal underwriter, administrator, or any affiliated person thereof.

•	A direct or indirect financial interest in commissions, transaction charges, or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares.

IV. Disclosure and Compliance.

A. Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company.

B. Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s Trustees and auditors and to governmental regulators and self-regulatory organizations.

C. Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other Officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Funds file with or submit to the SEC and in other public communications made by the Funds.

D. It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.

V. Reporting and Accountability.

A. Each Covered Officer must:

•	Upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands this Code;

•	Annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	Not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

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notify the Principal Executive Officer (or, if the Principal Executive Officer is believed to be involved in the violation, notify the Audit Committee Chairperson) promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

B. The Principal Executive Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code reasonably in any particular situation. However, any approval or waiver sought by the Principal Executive Officer will be considered by the Audit Committee.

VI. Investigation and Enforcement. The Company will follow these procedures in investigating and enforcing this Code:

A. The Principal Executive Officer or Audit Committee Chairperson will take all appropriate action to investigate any potential violations reported to him.

B. If, after such investigation, the Principal Executive Officer or Audit Committee Chairperson believes that no violation has occurred, he is not required to take any further action.

C. The Principal Executive Officer or Audit Committee Chairperson is authorized to consult, as appropriate, with the independent legal counsel to the Company and to the independent Trustees, and is encouraged to do so.

D. Any matter that the Principal Executive Officer or Audit Committee Chairperson believes is a violation will be reported to the Audit Committee.

E. If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board. The Board will consider appropriate action, which may include review and appropriate modification of applicable policies and procedures, notification to appropriate personnel of the investment adviser or its Board, or a recommendation to dismiss the Covered Officer.

F. The Audit Committee will be responsible for granting waivers, when and if appropriate. Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and defines “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

G. Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VII. Relationship to Other Codes of Ethics. This Code shall be the sole code of ethics adopted by the Trust and Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s codes of ethics under Rule 17J-1 under the Investment Company Act and the more detailed policies and procedures set forth in the “Code of Ethics for the Trust and for PMC” are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VIII. Amendments. Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the independent Trustees.

IX. Confidentiality. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and the independent legal counsel to the Trust and the independent Trustees.

X. Internal Use. This Code is intended solely for internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Exhibit A

Persons Covered by this

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

Robert H. Solt: President, Chief Executive Officer, Treasurer, Chief Operating Officer, and Chief Financial Officer. He is the Principal Executive Officer, Principal Operating Officer and Principal Financial Officer within the meaning of this Code.